BLUEGREEN VACATIONS ANNOUNCES APPOINTMENT OF

DUSTY TONKIN AS CHIEF SALES OFFICER

BOCA RATON, FL – October 17, 2019 –  Bluegreen Vacations Corporation (NYSE: BXG) ("Bluegreen Vacations" or the “Company") announced today that Dusty Tonkin has been appointed the Company’s new Chief Sales Officer.

As Chief Sales Officer, Mr. Tonkin will oversee Bluegreen Vacations’ field sales and marketing operations.   He will be integral in growing the company’s VOI sales as well as leading all sales-focused strategic initiatives.

Mr. Tonkin is a seasoned sales executive who has worked in the vacation ownership industry for more than 24 years. He comes to Bluegreen Vacations from Wyndham Destinations, where he served in various sales leadership roles since 2002, most recently as Executive Vice President of Sales & Marketing where he led teams in six major regions.

“We’re excited to have such an experienced sales leader with Dusty’s extensive knowledge, dedication to growing talent, and passion for this business at the helm of our sales operations,” said Shawn B. Pearson, President and Chief Executive Officer of Bluegreen Vacations.

Mr. Tonkin was named among Florida’s Most Influential Business Leaders by Florida Trend magazine and holds a degree in sports management from Elon University in North Carolina.

About Bluegreen Vacations Corporation Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based vacation ownership plan with approximately 217,000 owners, 69 Club and Club Associate Resorts and access to more than 11,300 other hotels and resorts through partnerships and exchange networks as of June 30, 2019. The Bluegreen Resorts Collection, designed to deliver a seamless process for vacationers, features beautiful and unique resorts that range from beachside getaways, to theme park adventures, immersion in the great outdoors, historic and cultural exploration. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is approximately 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

CONTACT:

Finn Partners for Bluegreen Vacations

212-715-1600

bluegreen@finnpartners.com